Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 of Compass Minerals International, Inc., filed pursuant to Section 462(b) of Regulation C, of our report dated April 7, 2003, except for Notes 13 and 18, which are as of May 5, 2003, except for Note 2.n., which is as of November 3, 2003, and except for Note 19, which is as of December 11, 2003, relating to the financial statements and financial statement schedule included in the Compass Minerals International, Inc. Registration Statement on Form S-1, Amendment No. 3 (No. 333-110250).

PricewaterhouseCoopers LLP

Kansas City, Missouri

December 11, 2003